EXHIBIT 10 (bt)


                              ENDORSEMENT NO. 5

                                    to the

                               100% QUOTA SHARE
                            REINSURANCE AGREEMENT
                         Effective:  January 1, 1997

                                  issued to

                STATE AND COUNTY MUTUAL FIRE INSURANCE COMPANY
                              Fort Worth, Texas


 IT IS HEREBY AGREED, effective July 1, 2000, that paragraph 11.01 of ARTICLEL XI - PREMIUMS, COMMISSIONS AND PAYMENTS shall be deleted and the following substituted therefor:

 "11.01    In consideration of the acceptance by the Reinsurer of one hundred percent (100%) of the Company's liability on insurance business reinsured hereunder, the Reinsurer is entitled to one hundred percent (100%) of the Net Collected Premiums (as hereinafter defined) received by the General Agent or the Reinsurer on Policies reinsured hereunder less the provisional ceding commission as detailed herein. For the purposes of determining amounts payable to the General Agent hereunder, 'Net Collected Premiums' shall mean the actual gross premiums charged on all original and renewal Policies written on behalf of the Company, plus 75% of Policy fees, less return premiums and received by the Program Administrator by the end of each month. "Net Premiums" shall mean the actual gross premiums charged on all original and renewal Policies written on behalf of the Company, plus 75% of Policy fees, less return premiums.

      (a) The Reinsurer shall allow the General Agent a provisional ceding commission of 25% of the Net Collected Premiums.

      (b) The provisional commission allowed the General Agent as detailed above shall be adjusted periodically in accordance with the provisions set forth in ARTICLE XII - COMMISSION ADJUSTMENT."


 IT IS  FURTHER AGREED,  effective  July 1,  2000,  that paragraph  12.02  of
 ARTICLE XII - COMMISSION ADJUSTMENT shall be deleted and the following substituted therefor:

 "12.02
      (a) Should the ratio of losses incurred to premium earned be 72.0% or higher, then the adjusted ceding commission shall be 23.0%.

      (b) Should the ratio of losses incurred to premium earned be less than 72.0%, then the adjusted commission shall be determined by adding one-percent (1.0%) to the ceding commission for each one percent reduction of loss ratio subject to a ceding commission of 25% at a loss ratio of 70.0%. Should the ratio of losses incurred to premium earned be less than 70.0%, then the ceding commission shall be further adjusted by adding seven-tenths of one percent (.70%) to the ceding commission for each one percent reduction in the loss ratio below 70.0%, subject to a maximum ceding commission of 32.0% at a loss ratio of 60.0% or less.

      (c) Should the ratio of losses incurred to premium earned be greater than 72.0% or less than 60.0% the difference between the actual loss ratio and 72.0% or 60.0%, as the case may be, will be multiplied by the earned premium for the Underwriting Year and carried forward as a debit or credit to the ensuing Underwriting Year calculation.

      (d) Notwithstanding paragraph (c) above, any debit or credit remaining from Underwriting Years commencing prior to July 1, 2000, shall be disregarded in calculating the ceding commission for Underwriting Years commencing on or after July 1, 2000."

 The provisions of this Agreement shall remain otherwise unchanged.